UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 21, 2011

VENTAS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 S. Wacker Drive, Suite 4800, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 483-6827

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.          Termination of a Material Definitive Agreement.

            Effective December 21, 2011, Nationwide Health Properties, LLC (“NHP”), a wholly owned subsidiary of Ventas, Inc. (the “Company”), terminated the commitments under the Term Loan Agreement, dated June 3, 2011, as amended, among NHP (as successor to Nationwide Health Properties, Inc.), as borrower, the lenders identified therein and JPMorgan Chase Bank, N.A., as administrative agent.

Item 2.03.          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 21, 2011, Ventas Realty, Limited Partnership (“Ventas Realty”), Ventas SSL Ontario II, Inc. and Ventas SSL Ontario III, Inc., each of which is a wholly owned subsidiary of the Company, as borrowers (collectively, the “Borrowers”), and the Company, as guarantor, entered into a Term Loan A Credit and Guaranty Agreement (the “Term Loan A Agreement”) with the lenders indentified therein and Citibank, N.A., as Administrative Agent.  Also on December 21, 2011, Ventas Realty, as borrower, and the Company, as guarantor, entered into a Term Loan B Credit and Guaranty Agreement (the “Term Loan B Agreement” and, together with the Term Loan A Agreement, the “Term Loan Agreements”) with the lenders indentified therein and Citibank, N.A., as Administrative Agent.

The Term Loan A Agreement and the Term Loan B Agreement provide for term loans on a non-revolving basis in the aggregate amounts of $125 million and $375 million, respectively, which were fully funded as of December 21, 2011.  The aggregate amount of term loans under the Term Loan Agreements may be increased, at the Borrowers’ option, to up to $900 million, subject to the satisfaction of certain conditions set forth in the Term Loan Agreements, including the receipt of additional commitments for such increase.

The Borrowers’ obligations under the Term Loan Agreements are guaranteed by the Company and rank equal in right of payment with all other senior unsecured obligations of the Borrowers and the Company.

Borrowings outstanding under the Term Loan Agreements bear interest at a fluctuating rate per annum based on the applicable LIBOR for Eurocurrency rate loans and the higher of (x) the federal funds rate plus 0.50%, (y) the Administrative Agent’s prime rate and (z) the applicable LIBOR plus 1.0% for base rate loans, plus, in each case, an applicable percentage. The applicable percentage is determined by reference to Ventas Realty’s senior unsecured long-term debt ratings and ranges from 1.10% to 2.30% for Eurocurrency rate loans and from 0.10% to 1.30% for base rate loans.  At December 21, 2011, the applicable percentage was 1.25% for Eurocurrency rate loans and 0.25% for base rate loans.

The Term Loan A Agreement matures on January 30, 2015, and the Term Loan B Agreement matures on January 31, 2017. Loans outstanding under the Term Loan Agreements may be repaid from time to time without premium or penalty, other than customary breakage costs, if any, with respect to Eurocurrency rate loans.

The Term Loan Agreements impose certain customary restrictions on the Borrowers, the Company and their subsidiaries that are consistent with the restrictions set forth in the Company’s existing unsecured revolving credit facility, including restrictions pertaining to: (i) liens; (ii) investments; (iii) the incurrence of additional indebtedness; (iv) mergers, sales of assets and dissolutions; (v) certain dividend, distribution and other payments; (vi) permitted businesses; (vii) transactions with affiliates; (viii) agreements limiting certain liens; and (ix) the maintenance of certain consolidated total leverage, secured debt leverage, unsecured leverage and fixed charge coverage ratios and minimum consolidated adjusted net worth.

The Term Loan Agreements contain customary events of default. If a default occurs and is continuing, the Borrowers may be required to repay all amounts outstanding under the Term Loan Agreements.

A copy of the press release issued by the Company on December 21, 2011 announcing the closing of the Term Loan Agreements is filed herewith as Exhibit 99.1 and incorporated in this Item 2.03 by reference.

Item 9.01.          Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

      Not applicable.

(b)  Pro Forma Financial Information.

      Not applicable.

(c)  Shell Company Transactions.

       Not applicable.

(d)       Exhibits:

Exhibit Number	Description
99.1	Press release issued by the Company on December 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.

Date:	December 22, 2011	By:	/s/ Kristen M. Benson
Kristen M. Benson
Vice President and
Senior Securities Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by the Company on December 21, 2011.